Exhibit 99(a)(1)(D)

        OFFER TO PURCHASE FOR CASH
All of the outstanding Common Shares
of
INCO LIMITED
for
Cdn. $86.00 Per Common Share,
by
CVRD CANADA INC.
a wholly-owned indirect subsidiary of

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 8:00 P.M. (TORONTO TIME) ON
SEPTEMBER 28, 2006, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (THE "EXPIRY
TIME"). SEE SECTION 2 OF THE OFFER TO PURCHASE, "TIME FOR ACCEPTANCE".

August 14, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by CVRD Canada Inc. (the "Offeror"), a corporation existing under the laws of Canada and a wholly-owned indirect subsidiary of Companhia Vale do Rio Doce ("CVRD"), a corporation existing under the laws of Brazil, to act as Dealer Managers in the United States in connection with the Offeror's offer (the "Offer") to purchase all of the issued and outstanding common shares of Inco Limited ("Inco"), a corporation existing under the laws of Canada, together with the associated rights (the "SRP Rights") issued and outstanding under the shareholder rights plan of Inco (together, the "Shares"), and including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time upon the conversion or exercise of any securities of Inco (other than SRP Rights) that are convertible into or exercisable for Shares, at a price of Cdn.$86.00 per Share.

        The Offer is subject to the terms and conditions set forth in the offer to purchase (the "Offer to Purchase") and related offering circular (the "Circular", together with the Offer to Purchase, the "Offer and Circular") dated August 14, 2006, and the related letter of transmittal (the "Letter of Transmittal") and notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, as each may be amended or supplemented from time to time, collectively constitute the "Offer". Capitalized terms used but not defined in this letter which are defined in the Offer and Circular relating to the Offer have the meanings given to them in the Offer and Circular.

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is subject to certain conditions that are described in the Offer to Purchase, including that Shares representing at least 66 2/3% of the Shares (calculated on a fully-diluted basis) as at the Expiry Time will have been validly deposited or tendered under the Offer and not withdrawn. The Offer is also subject to certain other conditions described under "Conditions of the Offer" in Section 4 of the Offer to Purchase. Please read Section 4 of the Offer to Purchase, which sets forth in full the conditions to the Offer. Subject to applicable Law, the Offeror reserves the right to withdraw the Offer and not take-up and pay for Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or before the Expiry Time.

        This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend this Offer to Shareholders in any such jurisdiction.

        An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender Shares on your behalf prior to expiration of the Offer.

  Your attention is directed to the following:

  1.
  The Offer is being made for all issued and outstanding Shares.

  2.
  THE OFFER WILL EXPIRE AT 8:00 P.M. (TORONTO TIME), ON SEPTEMBER 28, 2006, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

  3.
  The Offer is conditional upon, among other things, there having been validly deposited or tendered pursuant to the Offer and not withdrawn at the Expiry Time that number of Shares which constitutes at least 66 2/3% of the Shares (calculated on a fully-diluted basis).

        See "Conditions of the Offer" in Section 4 of the Offer to Purchase for all of the conditions of the Offer. Furthermore, a detailed summary of the principal regulatory approvals required in connection with the Offer can be found under "Regulatory Matters" in Section 15 of the Circular.

  Enclosed herewith are copies of the following documents:

  1.
  Offer and Circular dated August 14, 2006.

  2.
  A Letter to Clients which may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such client's instructions and election with regard to the Offer.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 8:00 p.m., Toronto time, on September 28, 2006, unless the Offer is extended or withdrawn.

        For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice to the Depositary, at its principal office in Toronto, Ontario, Canada, to that effect and as required by applicable Law. The Offeror reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate or withdraw the Offer and not take up or pay for any Shares if any condition specified under "Conditions of the Offer" in Section 4 of the Offer to Purchase is not satisfied or waived by the Offeror. The Offeror will not, however, take up and pay for any Shares deposited under the Offer unless it simultaneously takes up and pays for all Shares then validly deposited under the Offer. The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary). The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of: (i) the certificate or certificates representing the Shares; (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees; and (iii) any other documents specified in the instructions set out in the Letter of Transmittal. Payment will also be made for Shares tendered and accepted for payment pursuant to the Offer if the Offer is accepted by following the procedures for book-entry transfer established by the Canadian Depositary for Securities Limited ("CDS"), provided that a book-entry confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time, or by following the procedures for book-entry transfer established by The Depository Trust Company ("DTC"), provided that a book-entry confirmation, together with an agent's message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time.

        If a Shareholder wishes to accept the Offer and either the certificate(s) representing the Shareholder's Shares are not immediately available or such Shareholder cannot deliver the certificate(s) and all other required documents to you or the U.S. Forwarding Agent at or before the Expiry Time, those Shares may nevertheless be deposited pursuant to the Offer in accordance with the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        Under no circumstances will interest accrue or be paid on the Offered Consideration by the Offeror or the Depositary to Persons who have deposited Shares under the Offer, regardless of any delay in making such payment.

        The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the U.S. Forwarding Agent, the Dealer Managers and the Information Agent, as described in the Offer and Circular) in connection with the solicitation of tenders of Shares pursuant to the Offer.

        The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

        Questions and requests for additional copies of the enclosed material may be directed to the Depositary, the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer and Circular.

Very truly yours,
Credit Suisse Securities (USA) LLC UBS Securities LLC Dealer Managers in the United States

        Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Offeror, the Depositary, the Information Agent, the Dealer Managers or any affiliate thereof or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer other than the documents enclosed and the statements contained therein.